Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED NOTE AND WARRANT PURCHASE AGREEMENT

This Second Amendment to Amended and Restated Note and Warrant Purchase Agreement (this “Amendment”) is made effective as of February 19, 2008, by and among Thomas Group, Inc., a Delaware corporation (the “Company”), General John T. Chain, Jr., an individual (“Chain”), and Edward P. Evans, an individual (“Evans,” and collectively with Chain, “Purchasers” and each individually, a “Purchaser”), to amend that certain Amended and Restated Note and Warrant Purchase Agreement dated as of October 17, 2002 (the “Agreement”).

RECITALS

WHEREAS, as of October 17, 2002, the Company and Purchasers entered into the Agreement;

WHEREAS, effective December 4, 2006, the Company and Purchasers entered into an amendment to the Agreement;

WHEREAS, Section 5.2(b) of the Agreement provides for certain rights of the Purchasers with respect to the nomination or designation of directors for election to the Board of Directors of the Company (the “Board’);

WHEREAS, the Company and Purchasers desire to amend and clarify the rights of Purchasers to designate individuals to be considered as nominees for election to the Board and the requirements applicable to such designees; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement;

NOW THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Section 5.2(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(b)         Nominating Rights.  Chain shall have the right to designate nominees to fill three of the five director positions on the Board until the earlier of (i) the first date on which Chain is no longer the beneficial owner of at least ten percent of the outstanding Common Stock of the Company or (ii) the 2009 Annual Meeting.  Chain agrees that one of his designated nominees will always be the Company’s then-current Executive Chairman and one of his designated nominees will always be himself.  If the position of Executive Chairman is vacant, Chain agrees that one of his designated nominees will be the Company’s then-current President and Chief Executive Officer.  Evans shall have the right to designate nominees to fill two of the five director positions on the Board until the earlier of (i) the first date on which Evans is no longer the beneficial owner of at least ten percent of the outstanding Common Stock of the Company or (ii) the 2009 Annual Meeting. Evans agrees that one of his designated nominees will always be himself.”

2.             All other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THOMAS GROUP, INC.

By:	/s/ James Taylor

Name:	James Taylor

Title:	President and Chief Executive Officer

GENERAL JOHN T. CHAIN, JR.

Signed:	/s/ John T. Chain, Jr.

EDWARD P. EVANS

Signed:	/s/ Edward P. Evans